EXHIBIT 8.01

LIST OF SUBSIDIARIES OF TOMBSTONE EXPLORATION CORP.

1.	Tombstone Exploration & Mining Corp. Jurisdiction of Formation: Names under which business is conducted:	Nevada Tombstone Exploration & Mining Corp.